UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

LA JOLLA PHARMACEUTICAL COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On November 16, 2009, La Jolla Pharmaceutical Company issued the following press release:
FOR IMMEDIATE RELEASE
LA JOLLA PHARMACEUTICAL COMPANY ANNOUNCES THE ADJOURNMENT OF
SPECIAL MEETING OF STOCKHOLDERS
SAN DIEGO, NOVEMBER 16, 2009 — La Jolla Pharmaceutical Company (NASDAQ: LJPC) (the “Company”) today announced that its Special Meeting of Stockholders, which was originally convened on October 30, 2009 and reconvened on November 6, 2009 and November 13, 2009, was adjourned to November 24, 2009 at 11:00 a.m., local time, at 4365 Executive Drive, Suite 300, San Diego, California. As described in the Proxy Statement distributed to stockholders on or about October 7, 2009, the stockholders of the Company are being asked to vote upon a proposal to approve the liquidation and dissolution of the Company pursuant to a plan of liquidation and dissolution. Approximately ninety-two percent (92%) of the Company’s stockholders failed to return their proxy cards or otherwise indicate their votes with respect to this proposal prior to the start of the stockholders’ meeting. To pass, this proposal must be approved by holders of at least a majority of the Company’s outstanding voting shares and, as a result, abstentions and broker non-votes have the same effect as votes against the proposal.
Stockholders who have not voted on the proposals described in the Proxy Statement are encouraged to do so promptly. For stockholders who have already voted on the proposals, no additional action is necessary if you do not wish to change your vote. Proxies may be submitted or revoked at any time prior to the reconvening of the adjourned meeting on November 24, 2009. For assistance in voting your shares, please contact MacKenzie Partners, Inc., at (800) 322-2885 or call collect at (212) 929-5500.
Stockholders are urged to read the Proxy Statement, which contains important information about the stockholders’ meeting and the proposals to be voted upon and it should be read carefully before any decision is made with respect to the matters to be voted upon.

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